EXHIBIT 10.1

FIRST AMENDMENT TO LOAN AGREEMENT

THIS FIRST AMENDMENT TO LOAN AGREEMENT (“First Amendment”), dated for identification as of the First Amendment Date, is: (a) made by the following (the “Parties”) (i) GLOBAL WATER RESOURCES, INC., a Delaware corporation (the “Company”), and (ii) MIDFIRST BANK, a federally chartered savings association (the “Bank”); and (b) confirmed and approved by the following (the “Subsidiary Guarantors” and with the Company the “Obligors”) (i) GLOBAL WATER, LLC, a Delaware limited liability company (“Global Water”), and (ii) WEST MARICOPA COMBINE, LLC, an Arizona limited liability company (“West Maricopa”).
Recitals & Introduction

I.The Parties have entered into a Loan Agreement with an Execution Date of April 20, 2018 (the “2018 Loan Agreement”), pursuant to which the Bank has provided to the Company a Commitment for a revolving credit facility in the current maximum principal amount of $8,000,000.00 (the “Revolver”), and a current Scheduled Maturity Date of April 30, 2020.
II.The Parties and Subsidiary Guarantors desire to amend and/or confirm the 2018 Base Revolver Documents as, and only as, set forth in this First Amendment, to inter alia: (a) extend the Scheduled Maturity Date; (b) modify the Restricted Payments covenant; and (c) for avoidance of doubt, confirm that this First Amendment does not modify the Collateral Agency Agreement.
III.Now Therefore, subject to satisfaction of the conditions precedent to the effectiveness of this First Amendment as provided in Section 1.2A, and for valuable consideration, the Parties agree [and Subsidiary Guarantors confirm] as follows:

Article 1A: Definitions; Closing

Section 1.1ADefinitions. Capitalized terms not defined [but used at any place] in this First Amendment have the meanings provided by the 2018 Loan Agreement. As used at any place in this First Amendment the term:

“Amended Loan Agreement” means the 2018 Loan Agreement as modified and supplemented by this First Amendment.

“Amended Revolver Documents” means the 2018 Base Revolver Documents as modified and supplemented by this First Amendment.

“Bank Costs” means $8,400.00 in legal fees and costs incurred by the Bank in connection with this First Amendment.

“Extension Fee” means the $20,000.00 loan fee the Company has agreed to pay to the Bank for the extension of the Scheduled Maturity Date to April 30, 2022.

“First Amendment Date” means April 1, 2019.

“Red Rock” means Global Water-Red Rock Utilities, LLC, an Arizona limited liability company acquired by Global Water on or about October 17, 2018.

“Second Closing” means the time on or before 5:00 p.m. Phoenix, Arizona time on the First Amendment Date, or any later time approved by the Bank by its execution and dating of this First Amendment, that: (a) the Bank has in its possession [subject to Section 5.7A] (i) fully executed counterparts of this First Amendment, (ii) an Update Opinion, (iii) Update Certificates, (iv) copies of the articles of organization and operating agreements of the 2018 Utility Subsidiaries; (b) the Extension Fee and Bank Costs have been paid by the Company to the Bank; and (c) no Default or Event of Default has been noticed by the Bank to the Company and is then continuing.

“Turner Ranches” means Global Water-Turner Ranches Irrigation, LLC, an Arizona limited liability company acquired by Global Water on or about May 30, 2018.

“2018 Base Revolver Documents” means the Revolver Documents other than the Collateral Agency Agreement.

“2018 Utility Subsidiaries” means Red Rock and Turner Ranches.

“Update Certificates” means certificates, certified resolutions or other actions [which may be unanimous written actions without meetings] of Obligors’ boards of directors, owners of Equity Interests, managers or members, in form satisfactory to the Bank, supplementing the Officers’ Certificates provided to the Bank pursuant to the 2018 Loan Agreement, and authorizing the execution and delivery of this First Amendment by Obligors by their signators named below who do so.

“Update Opinion” means a supplementary opinion of Squire Patton Boggs (US) LLP, addressed and in form and substance acceptable to the Bank, that the execution and delivery of this First Amendment by the Obligors [by their signator(s) who execute this First Amendment] have been authorized by any required corporate or company actions of Obligors, and will be binding Obligations of Obligors. The Update Opinion must be accompanied by any consents, resolutions or similar writings referred to therein and not theretofore provided to the Bank.

Section 1.2ASecond Closing. This First Amendment will be effective only if the Second Closing occurs, and then as of and at all times from and after the First Amendment Date. The Bank’s execution and dating of this First Amendment will conclusively establish that the Second Closing has occurred.

Article 2A: Restricted Payments; Maturity

Section 2.1ARestricted Payments. Section 8.9 of the 2018 Loan Agreement is amended and restated in its entirety to read as follows:

Section 8.9 Restricted Payments. The Company will not declare or make, or incur any liability to declare or make, any Restricted Payment unless at such time and immediately after giving effect to such action: (a) no Default or Event of Default would exist; and (b) the ratio of Consolidated EBITDA to Consolidated Debt Service at the end of each of the four consecutive Fiscal Quarters most recently ended [calculated in each such case based on those four consecutive Fiscal Quarters] is not less than (i) 1.25:1.00 for any Fiscal Quarter ended during the period from April 20, 2018, to and including June 15, 2021, and (ii) 1.20:1.00 for any Fiscal Quarter ending thereafter.

Section 2.2AScheduled Maturity Date. The definition of the term “Scheduled Maturity Date” in SCHEDULE A of the 2018 Loan Agreement is amended by deleting the words “April 30, 2020” and inserting the words “April 30, 2022” in their stead.
Section 2.3AExtension Fee; Bank Costs. The Extension Fee, Bank Costs, Unused Fee and interest accrued on the Revolver and Related Obligations are and will continue to be subject to any applicable limitations in Section 12 of the Revolver Note.

Article 3A: 2018 Utility Subsidiaries

Section 3.1A2018 Utility Subsidiaries. Both 2018 Utility Subsidiaries are, and will be on the First Amendment Date, Wholly-Owned Subsidiaries and Utility Subsidiaries, all of whose Equity Interests have been pledged [with any required consent of the Bank, which is hereby given] to the Bank and the Collateral Agent by the relevant Security Documents for the pari passu benefit of the Noteholders under the Note Purchase Agreement and Holder under the Amended Loan Agreement.
Section 3.2ANo Amendment. Notwithstanding Section 3.1A and the Security Documents, this First Amendment does not amend the Collateral Agency Agreement or Security Agreement executed by the Collateral Agent and Global Water.

Section 3.3ANot Guarantors. The 2018 Utility Subsidiaries are not guarantors of the Obligations.

Section 3.4AEntity Documents. The Company shall provide to the Bank with the Update Certificates copies of the articles of organization and operating agreements of the 2018 Utility Subsidiaries.

Article 4A: Representations; Joinder

Section 4.1ARepresentations and Warranties. To induce the Bank to execute this First Amendment, which representations and warranties will survive the execution and delivery of this First Amendment, the Company represents and warrants to the Bank and each subsequent Holder that: (a) this First Amendment has been duly authorized, executed and delivered by, and constitutes the valid and binding Obligations, of the relevant Obligors, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally or general principles of equity, regardless of whether enforceability is considered in equity or at law (collectively “Insolvency Laws”); (b) the Amended Loan Agreement constitutes the valid and binding Obligation of the Company enforceable in accordance with its terms, except as limited by Insolvency Laws; and (c) as of the date hereof and after giving effect to this First Amendment, no Default or Event of Default shall have occurred and be continuing.

Section 4.2AJoinder. By signing the annexed Acknowledgement each Subsidiary Guarantor confirms and approves this First Amendment.

Section 4.3AAuthority. Each individual signator to this First Amendment [including the annexed Acknowledgement] in any capacity represents that: (a) all necessary action has been taken to authorize him, and each entity for whom he is signing, to execute and deliver this First Amendment; and (b) to the best of his knowledge the relevant First Amended Documents will be binding on and enforceable against such entity according to their terms.

Section 4.4ANote Purchase Agreement. The Note Purchase Agreement has not been modified in any material respect [unless heretofore provided to the Bank] after Amendment No. 2 thereto dated as of April 20, 2018.

Article 5A: Miscellaneous

Section 5.1AFirst Amended Documents. This First Amendment is part of the Amended Loan Agreement. Subject to Sections 3.2A and 4.4A, all references in any of the 2018 Base Revolver Documents to any other 2018 Base Revolver Document shall refer to the relevant Amended Revolver Document. As modified, confirmed and/or otherwise affected by this First Amendment, all Revolver Documents will remain in full force and effect.

Section 5.2AIntegration. The Amended Revolver Documents [with the Collateral Agency Agreement]: (a) integrate the terms of the Revolver; and (b) are intended as the final expression of the agreement of the Parties and Subsidiary Guarantors with respect to the Revolver.

Section 5.3AAmended Loan Agreement. Any notices, requests and other communications executed and/or delivered after the First Amendment Date may refer to the 2018 Loan Agreement without specific reference to this First Amendment, but nevertheless such references will include this First Amendment unless the context otherwise requires.

Section 5.4AConstruction; Conflicts. This First Amendment shall be construed in connection with and as part of the Amended Loan Agreement, and except as modified by this First Amendment all Amended Revolver Documents [and the Collateral Agency Agreement] are confirmed and ratified and will remain in effect. The execution and delivery of this First Amendment and performance of the Amended Revolver Documents will not, except as may be expressly provided herein, constitute a release or waiver of any right, power or remedy thereunder. Any conflict between this First Amendment and any other Amended Revolver Documents will be governed by this First Amendment.

Section 5.5AHeadings. Descriptive headings of Articles and Sections of this First Amendment are for convenience only and do not affect the meaning or construction of any provisions.

Section 5.6ALaw. This First Amendment shall be governed by and construed in accordance with the Law of the State of Arizona.

Section 5.7AExecution. This First Amendment [including the attached Acknowledgement] may be executed in one or more counterparts, each of which will be an original but all of which together will constitute one and the same First Amendment. Delivery of copies of signed counterparts of this First Amendment by facsimile, electronic mail or other electronic transmission will be as effective as delivery of manually executed counterparts.

Section 5.8ANo Novation. This First Amendment does not constitute a novation of any of the Revolver Documents or Obligations thereunder.

MIDFIRST BANK                        GLOBAL WATER RESOURCES, INC.

By /s/ Rory Nordvold	By /s/ Michael J. Liebman

Name: Rory Nordvold	Name: Michael J. Liebman

Title: First Vice President	Title: Senior Vice President, Chief
Financial Officer and Secretary

Date of Execution: April1, 2019

ACKNOWLEDGMENT

Reference is made to the First Amendment to Loan Agreement with a First Amendment Date of April 1, 2019, between Global Water Resources, Inc., a Delaware corporation, and MidFirst Bank, a federally chartered savings association (the “First Amendment”). Capitalized terms herein have the meanings set forth [including by reference to other documents] in the First Amendment. Each Subsidiary Guarantor agrees and acknowledges that: (a) its consent to and approval of the First Amendment is not required, but nevertheless consents to and approves the First Amendment; (b) notwithstanding any effectiveness of the First Amendment, each Subsidiary Guaranty and Security Document [as amended, amended and restated, supplemented or otherwise modified from time to time] will remain in effect; and (c) nothing herein will limit any Subsidiary Guaranty or Security Document executed by any Subsidiary Guarantor [as amended, amended and restated, supplemented or otherwise modified from time to time], all of which are ratified and confirmed in all respects. No other agreement or consent is required to give effect to this Acknowledgment. Any other Person(s) [including the Bank] may from time to time enter into or provide amendments, terminations and/or waivers of any Amended Revolver Documents and/or the Collateral Agency Agreement without notice to or consent from any Subsidiary Guarantor and without affecting any Subsidiary Guaranty or Security Document [as amended, amended and restated, supplemented or otherwise modified from time to time].

WEST MARICOPA COMBINE, LLC	GLOBAL WATER, LLC

By /s/ Michael J. Liebman	By /s/ Michael J. Liebman

Name: Michael J. Liebman Name:	Michael J. Liebman

Title:	Manager, Secretary and Treasurer Title: Manager, Secretary and Treasurer